National General Holdings Corp. Reports Strong First Quarter 2020 Results

NEW YORK, April 29, 2020 (GLOBE NEWSWIRE) - National General Holdings Corp. (Nasdaq: NGHC) reported first quarter 2020 net income of $92.9 million or $0.80 per diluted share, compared to net income of $83.9 million or $0.72 per diluted share in the first quarter of 2019. First quarter 2020 operating earnings (non-GAAP)(1) were $105.8 million or $0.91 per diluted share compared to $89.7 million or $0.77 per diluted share in the first quarter of 2019.

First Quarter 2020 Highlights versus First Quarter 2019*

•Gross written premium decreased by $19.5 million to $1,384.7 million compared to the prior year’s quarter due to the sale of our EuroAccident international business in the fourth quarter of 2019. Excluding our A&H international business, our P&C segment had growth of 4.5%, driven by the acquisition of National Farmers Union Property and Casualty Company (“Farmers Union Insurance”), acquired in the third quarter of 2019; and our A&H domestic segment had growth of 25.4%.
•The overall combined ratio(10,11) was 87.8% compared to 89.0% in the prior year’s quarter, excluding non-cash amortization of intangible assets. The P&C segment reported a decrease in the combined ratio to 89.9% from 90.1% in the prior year’s quarter. The combined ratio includes prior year unfavorable development of $4.5 million compared to $5.5 million favorable in the prior year’s quarter, $8.1 million of catastrophe losses related to weather-related events compared to $12.1 million of catastrophe losses in the prior year’s quarter. The A&H segment reported a decrease in the combined ratio to 77.3% from 84.2% in the prior year’s quarter, driven by strong operating results in our small group self-funded and individual products, absence of our international business which was sold in the fourth quarter of 2019 and growth in service fee income in our group administration fees and third party technology fees.
•Service and fee income grew 6.0% to $191.2 million, driven by growth primarily in our group administration fees and third party technology fees within our A&H segment.
•Stockholders’ equity was $2.71 billion and fully diluted book value per share was $19.41 at March 31, 2020, growth of 2.1% and 1.8%, respectively, from December 31, 2019. Excluding accumulated other comprehensive income, fully diluted book value per share was $19.03 at March 31, 2020, growth of 3.3%, from December 31, 2019. Our trailing twelve-month operating return on average equity (ROE)(12) was 16.1% as of March 31, 2020.
•First quarter of 2020 operating earnings (non-GAAP)(1) excludes the following, net of tax: $2.9 million or $0.03 per share loss on equity method investments, $4.8 million or $0.04 per share of net loss on investments and $5.1 million or $0.04 per share of non-cash amortization of intangible assets.

Barry Karfunkel, National General’s CEO, stated: “The first quarter of 2020 was a strong quarter for National General generating an 87.8% combined ratio and $105.8 million of operating earnings. Both our P&C and A&H segments contributed to our performance and continue to demonstrate the strength of our diversified franchise. I am very pleased with how seamlessly the National General team was able to transition to remote operations in response to COVID-19 while ensuring the safety of our employees, without sustaining any business interruption. We feel confident going into this challenging economic period with a broadly diversified business which includes our Auto, Home, Lender Placed and A&H products.”

*NOTE: Unless specified otherwise, discussion of our first quarter 2020 and 2019 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders.

Overview of First Quarter 2020 as Compared to First Quarter 2019

•Property & Casualty - Gross written premium grew by 4.5% to $1,197.7 million, net written premium increased by 7.7% to $986.1 million, and net earned premium increased by 12.7% to $852.9 million. P&C gross written premium growth was primarily driven by $49.0 million added premiums from the acquisition of Farmers Union Insurance. Service and fee income was $110.6 million compared to $119.4 million in the prior year’s quarter. Excluding non-cash amortization of intangible assets, the combined ratio(10,11) was 89.9% with a loss and LAE ratio of 66.6% and an expense ratio(9,11) of 23.3%, versus a prior year combined ratio of 90.1% with a loss and LAE ratio of 69.4% and an expense ratio of 20.7%. The loss and LAE ratio benefited from by pre-tax catastrophe losses of approximately $8.1 million primarily related to weather-related events in the first quarter of 2020, compared to $12.1 million of losses in the first quarter of 2019. Unfavorable loss development was $4.5 million in the first quarter of 2020 primarily driven by small business auto, compared to favorable loss development of $5.5 million in the first quarter of 2019. The loss and LAE ratio reflects stronger accident year quarter experience versus prior year’s quarter.

•Accident & Health - Gross written premium decreased by $71.5 million compared to the prior year’s quarter due to the sale of our EuroAccident international business in the fourth quarter of 2019. Excluding our A&H international business, our A&H domestic segment grew by 25.4% to $187.0 million. The A&H domestic segment increase was driven by growth in both our small group self-funded and individual products. Service and fee income grew 32.0% to $80.5 million compared to $61.0 million in the prior year’s quarter, primarily driven by group administration fees and third party technology services fees. Excluding non-cash amortization of intangible assets, the combined ratio(10,11) was 77.3% with a loss and LAE ratio of 49.5% and an expense ratio(9,11) of 27.8%, versus a prior year combined ratio of 84.2% with a loss and LAE ratio of 52.5% and an expense ratio of 31.7%. The loss and LAE ratio reflects strong performance in both small group self-funded and individual products. Favorable loss development was $4.8 million in the first quarter of 2020, compared to favorable loss development of $10.9 million in the first quarter of 2019.

•Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $91.9 million, net written premium was $55.3 million, and net earned premium was $57.6 million. Reciprocal Exchanges combined ratio(10,11) excluding non-cash amortization of intangible assets was 99.9% with a loss and LAE ratio of 73.6% and an expense ratio(9,11) of 26.3%.

First quarter of 2020 investment income decreased to $29.7 million, compared to $34.3 million in the first quarter of 2019. The decrease primarily reflects lower income on alternative assets in the quarter. Total investments and cash and cash equivalents (including restricted cash) were $4.9 billion as of March 31, 2020. Accumulated other comprehensive income decreased to a $43.8 million gain at March 31, 2020, from a $74.5 million gain at December 31, 2019, primarily due to the effects of the interest rate environment and the market impacts of COVID-19.

Interest expense was $11.8 million, down from $13.0 million in the prior year’s quarter. Debt was $685.1 million at March 31, 2020, compared to $686.0 million at December 31, 2019.

The first quarter of 2020 provision for income taxes was $28.2 million and the effective tax rate for the quarter was 21.9% compared with income taxes of $24.2 million and an effective rate of 20.9% in the first quarter of 2019.

Stockholders’ equity was $2,705.5 million at March 31, 2020, growth of 2.1% from $2,649.5 million at December 31, 2019. Fully diluted book value per share was $19.41 at March 31, 2020, growth of 1.8% from $19.06 at December 31, 2019. Excluding accumulated other comprehensive income, fully diluted book value per share was $19.03 at March 31, 2020, growth of 3.3%, from December 31, 2019. Our trailing twelve-month operating return on average equity (ROE)(12) was 16.1% as of March 31, 2020.

Year-to-Date P&C Segment Notable Large Losses
Year	Quarter	Event	P&C Notable Large Losses and LAE ($ millions)	P&C Loss and LAE Ratio Points*	EPS Impact After Tax
2020	Q1	Weather-related Events	$8.1	0.9%	$0.06

2019	Q1	Winter Weather	$12.1	1.6%	$0.08

* Loss and LAE ratio points related to P&C net earned premium in quarter the loss event was recorded.

Additional items

Share Repurchase - On April 29, 2020, the Board of Directors of the Company authorized and approved a share repurchase program for up to $50 million aggregate purchase price of the currently outstanding shares of the Company’s common stock over the next 12 months. Under the share repurchase program, the Company may from time to time repurchase shares through open market or block purchases, or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company’s share repurchase program may be modified, suspended or terminated at any time.

The Company cannot predict the timing or number of shares it may repurchase as the share repurchase program will depend on various factors, including price and general business and market conditions. Information regarding share repurchases will be available in the Company’s periodic reports on Form
10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

Auto Quota Share - Effective January 1, 2020, we cede 5.0% of net liability under our auto quota share reinsurance agreement.

Conference Call

On Thursday, April 30, 2020 at 9:00 AM ET, Chief Executive Officer Barry Karfunkel and Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

800 Access Number:  800-346-7359
973 Access Number:  973-528-0008
Conference Entry Code:  929313
Webcast Registration:  http://ir.nationalgeneral.com/events-and-presentations

A replay of the conference call will be accessible from 2:00 PM ET on Thursday, April 30, 2020 to 11:59 PM ET on Thursday, May 14, 2020 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 929313. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events-and-presentations.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the potential effect of changes in LIBOR reporting practices, the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of investments, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, the effect of unpredictable catastrophic losses, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, the effects of tax reform, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with third party vendors or agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Income Statement - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2020				2019
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$1,384,701	$91,853	$1,476,554		$1,404,209	$105,569	$1,509,778
Net written premium	1,154,308	55,295	1,209,603		1,115,709	48,955	1,164,664
Net earned premium	1,017,608	57,598	1,075,206		918,499	45,658	964,157

Ceding commission income	36,591	13,714	50,305		51,000	18,534	69,534
Service and fee income	191,157	1,157	179,441	(A)	180,388	1,370	165,507	(G)
Net investment income	29,747	2,183	30,243	(B)	34,283	2,170	33,445	(H)
Net gain (loss) on investments	(6,068)	(793)	(6,861)		766	(744)	22
Total revenues	$1,269,035	$73,859	$1,328,334	(C)	$1,184,936	$66,988	$1,232,665	(I)

Expenses:
Loss and loss adjustment expense	$649,631	$42,367	$691,998		$609,784	$42,025	$651,809
Acquisition costs and other underwriting expenses	217,745	10,497	228,242		203,333	8,585	211,918
General and administrative expenses	260,879	19,563	267,569	(D)	242,833	21,512	248,094	(J)
Interest expense	11,780	1,687	11,780	(E)	12,999	3,008	12,999	(K)
Total expenses	$1,140,035	$74,114	$1,199,589	(F)	$1,068,949	$75,130	$1,124,820	(L)

Income (loss) before provision (benefit) for income taxes	$129,000	$(255)	$128,745		$115,987	$(8,142)	$107,845
Provision (benefit) for income taxes	28,241	(69)	28,172		24,229	(1,723)	22,506
Net income (loss) before non-controlling interest and dividends on preferred shares	100,759	(186)	100,573		91,758	(6,419)	85,339
Less: net income (loss) attributable to noncontrolling interest	—	(186)	(186)		—	(6,419)	(6,419)
Net income before dividends on preferred shares	100,759	—	100,759		91,758	—	91,758
Less: dividends on preferred shares	7,875	—	7,875		7,875	—	7,875
Net income available to common stockholders	$92,884	$—	$92,884		$83,883	$—	$83,883

NOTES: Consolidated column includes eliminations as follows: (A) $(12,873), (B) $(1,687), (C) $(14,560), (D) $(12,873), (E) $(1,687), (F) $(14,560) (G) $(16,251), (H) $(3,008), (I) $(19,259), (J) $(16,251), (K) $(3,008) and (L) $(19,259).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income available to common stockholders	$92,884	$83,883
Basic net income per common share	$0.82	$0.74
Diluted net income per common share	$0.80	$0.72

Operating earnings attributable to NGHC (non-GAAP)(1)	$105,759	$89,716
Basic operating earnings per common share (non-GAAP)(1)	$0.93	$0.79
Diluted operating earnings per common share (non-GAAP)(1)	$0.91	$0.77

Dividends declared per common share	$0.05	$0.04

Weighted average number of basic shares outstanding	113,557,441	113,014,711
Weighted average number of diluted shares outstanding	116,075,344	116,075,226
Shares outstanding, end of period	113,708,996	113,137,346
Fully diluted shares outstanding, end of period	116,226,899	116,197,861
Book value per share	$19.84	$16.82
Fully diluted book value per share	$19.41	$16.38

Reconciliation of Net Income to Operating Earnings (Non-GAAP)(1)(12)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income available to common stockholders	$92,884	$83,883
Add (subtract):
Equity in losses of equity method investments	3,728	934
Net (gain) loss on investments	6,068	(766)
Non-cash amortization of intangible assets	6,502	7,216
Income tax expense (benefit)	(3,423)	(1,551)
Operating earnings attributable to NGHC (non-GAAP)(1)	$105,759	$89,716

Operating earnings per common share (non-GAAP)(1):
Basic operating earnings per common share (non-GAAP)(1)	$0.93	$0.79
Diluted operating earnings per common share (non-GAAP)(1)	$0.91	$0.77

Balance Sheet
$ in thousands
(Unaudited)

	March 31, 2020				December 31, 2019
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments (2)	$4,514,671	$333,521	$4,740,698	(A)	$4,632,960	$329,494	$4,854,998	(H)
Cash and cash equivalents, including restricted cash	339,756	116	339,872		163,480	983	164,463
Premiums and other receivables, net	1,492,416	49,344	1,541,760		1,373,089	55,859	1,428,948
Reinsurance balances	1,702,818	210,511	1,913,329		1,745,036	225,019	1,970,055
Intangible assets, net	354,388	3,180	357,568		362,598	3,225	365,823
Goodwill	179,328	—	179,328		179,328	—	179,328
Other (3)	795,402	29,092	788,019	(B)	798,675	29,070	792,919	(I)
Total assets	$9,378,779	$625,764	$9,860,574	(C)	$9,255,166	$643,650	$9,756,534	(J)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$2,650,259	$197,934	$2,848,193		$2,680,628	$205,786	$2,886,414
Unearned premiums and other revenue	2,143,837	232,538	2,376,375		2,059,688	252,553	2,312,241
Reinsurance payable	515,629	38,353	553,982		527,155	35,689	562,844
Accounts payable and accrued expenses	307,892	42,221	313,638	(D)	306,869	43,323	315,366	(K)
Debt	685,078	107,494	685,078	(E)	686,006	107,456	686,006	(L)
Other	370,554	41,266	411,820		345,366	30,803	376,169
Total liabilities	$6,673,249	$659,806	$7,189,086	(F)	$6,605,712	$675,610	$7,139,040	(M)
Stockholders’ equity:
Common stock (4)	$1,137	$—	$1,137		$1,134	$—	$1,134
Preferred stock (5)	450,000	—	450,000		450,000	—	450,000
Additional paid-in capital	1,066,075	—	1,066,075		1,065,634	—	1,065,634
Accumulated other comprehensive income	43,845	—	43,845		74,548	—	74,548
Retained earnings	1,144,473	—	1,144,473		1,058,138	—	1,058,138
Total National General Holdings Corp. stockholders’ equity	2,705,530	—	2,705,530		2,649,454	—	2,649,454
Noncontrolling interest	—	(34,042)	(34,042)		—	(31,960)	(31,960)
Total stockholders’ equity	$2,705,530	$(34,042)	$2,671,488		$2,649,454	$(31,960)	$2,617,494
Total liabilities and stockholders’ equity	$9,378,779	$625,764	$9,860,574	(G)	$9,255,166	$643,650	$9,756,534	(N)

NOTES: Consolidated column includes eliminations as follows: (A) $(107,494), (B) $(36,475), (C) $(143,969), (D) $(36,475), (E) $(107,494), (F) $(143,969), (G) $(143,969) (H) $(107,456), (I) $(34,826), (J) $(142,282), (K) $(34,826), (L) $(107,456), (M) $(142,282) and (N) $(142,282).

Segment Information - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2020				2019
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Gross written premium	$1,197,676	$187,025	$1,384,701	$91,853	$1,145,665	$258,544	$1,404,209	$105,569
Net written premium	986,092	168,216	1,154,308	55,295	915,528	200,181	1,115,709	48,955
Net earned premium	852,902	164,706	1,017,608	57,598	756,919	161,580	918,499	45,658

Ceding commission income	36,031	560	36,591	13,714	48,409	2,591	51,000	18,534
Service and fee income	110,633	80,524	191,157	1,157	119,376	61,012	180,388	1,370
Total underwriting revenues	$999,566	$245,790	$1,245,356	$72,469	$924,704	$225,183	$1,149,887	$65,562

Loss and loss adjustment expense (A)	568,030	81,601	649,631	42,367	525,035	84,749	609,784	42,025
Acquisition costs and other underwriting expenses	149,274	68,471	217,745	10,497	145,485	57,848	203,333	8,585
General and administrative expenses (B)	201,127	59,752	260,879	19,563	184,195	58,638	242,833	21,512
Total underwriting expenses	$918,431	$209,824	$1,128,255	$72,427	$854,715	$201,235	$1,055,950	$72,122

Underwriting income (loss)	81,135	35,966	117,101	42	69,989	23,948	93,937	(6,560)
Non-cash amortization of intangible assets	5,187	1,315	6,502	30	5,485	1,731	7,216	11
Underwriting income (loss) before amortization and impairment	$86,322	$37,281	$123,603	$72	$75,474	$25,679	$101,153	$(6,549)

Underwriting ratios
Loss and loss adjustment expense ratio (6)	66.6%	49.5%	63.8%	73.6%	69.4%	52.5%	66.4%	92.0%
Operating expense ratio (Non-GAAP) (7)	23.9%	28.6%	24.7%	26.4%	21.4%	32.7%	23.4%	22.3%
Combined ratio (Non-GAAP) (8)	90.5%	78.1%	88.5%	100.0%	90.8%	85.2%	89.8%	114.3%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (6)	66.6%	49.5%	63.8%	73.6%	69.4%	52.5%	66.4%	92.0%
Operating expense ratio (Non-GAAP) (9)	23.3%	27.8%	24.0%	26.3%	20.7%	31.7%	22.6%	22.3%
Combined ratio before amortization and impairment (Non-GAAP) (10)	89.9%	77.3%	87.8%	99.9%	90.1%	84.2%	89.0%	114.3%

(A) Loss and loss adjustment expenses for the three months ended March 31, 2020 included $4,471 of unfavorable development on prior accident year loss and loss adjustment expense reserves in the P&C segment, and $4,808 of favorable development in the A&H segment, versus $5,514 of favorable development in the P&C segment, and $10,852 of favorable development in the A&H segment for the three months ended March 31, 2019.

Reconciliation of Operating Expense Ratio (Non-GAAP)(7,9,11)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2020				2019
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$918,431	$209,824	$1,128,255	$72,427	$854,715	$201,235	$1,055,950	$72,122
Less: Loss and loss adjustment expense	568,030	81,601	649,631	42,367	525,035	84,749	609,784	42,025
Less: Ceding commission income	36,031	560	36,591	13,714	48,409	2,591	51,000	18,534
Less: Service and fee income	110,633	80,524	191,157	1,157	119,376	61,012	180,388	1,370
Operating expense	203,737	47,139	250,876	15,189	161,895	52,883	214,778	10,193
Net earned premium	$852,902	$164,706	$1,017,608	$57,598	$756,919	$161,580	$918,499	$45,658
Operating expense ratio (Non-GAAP) (7)	23.9%	28.6%	24.7%	26.4%	21.4%	32.7%	23.4%	22.3%

Total underwriting expenses	$918,431	$209,824	$1,128,255	$72,427	$854,715	$201,235	$1,055,950	$72,122
Less: Loss and loss adjustment expense	568,030	81,601	649,631	42,367	525,035	84,749	609,784	42,025
Less: Ceding commission income	36,031	560	36,591	13,714	48,409	2,591	51,000	18,534
Less: Service and fee income	110,633	80,524	191,157	1,157	119,376	61,012	180,388	1,370
Less: Non-cash amortization of intangible assets	5,187	1,315	6,502	30	5,485	1,731	7,216	11
Operating expense before amortization and impairment	198,550	45,824	244,374	15,159	156,410	51,152	207,562	10,182
Net earned premium	$852,902	$164,706	$1,017,608	$57,598	$756,919	$161,580	$918,499	$45,658
Operating expense ratio before amortization and impairment (Non-GAAP) (9)	23.3%	27.8%	24.0%	26.3%	20.7%	31.7%	22.6%	22.3%

Premiums by Product Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Property & Casualty
Personal Auto	$794,497	$766,681	3.6%	$702,307	$658,920	6.6%	$579,502	$510,554	13.5%
Homeowners	165,253	152,042	8.7%	88,543	85,245	3.9%	91,483	84,058	8.8%
RV/Packaged	53,128	51,851	2.5%	51,978	51,597	0.7%	49,292	50,305	(2.0)%
Small Business Auto	72,752	85,878	(15.3)%	58,599	74,186	(21.0)%	59,425	67,633	(12.1)%
Lender-placed insurance	95,444	75,938	25.7%	77,469	42,070	84.1%	69,667	41,718	67.0%
Other	16,602	13,275	25.1%	7,196	3,510	nm	3,533	2,651	33.3%
Total Premium	$1,197,676	$1,145,665	4.5%	$986,092	$915,528	7.7%	$852,902	$756,919	12.7%

Accident & Health
Group	87,538	64,938	34.8%	69,471	53,950	28.8%	69,470	53,963	28.7%
Individual	99,487	84,192	18.2%	98,745	84,123	17.4%	95,236	82,235	15.8%
Total Premium Domestic	$187,025	$149,130	25.4%	$168,216	$138,073	21.8%	$164,706	$136,198	20.9%
International	—	109,414	nm	—	62,108	nm	—	25,382	nm

Total National General	$1,384,701	$1,404,209	(1.4)%	$1,154,308	$1,115,709	3.5%	$1,017,608	$918,499	10.8%
Total National General (A)	$1,384,701	$1,294,795	6.9%	$1,154,308	$1,053,601	9.6%	$1,017,608	$893,117	13.9%

Reciprocal Exchanges
Personal Auto	$31,809	$36,862	(13.7)%	$29,074	$15,645	85.8%	$32,923	$15,861	nm
Homeowners	59,236	67,800	(12.6)%	25,925	33,016	(21.5)%	24,333	29,491	(17.5)%
Other	808	907	(10.9)%	296	294	0.7%	342	306	11.8%
Total Premium	$91,853	$105,569	(13.0)%	$55,295	$48,955	13.0%	$57,598	$45,658	26.2%

Consolidated Total	$1,476,554	$1,509,778	(2.2)%	$1,209,603	$1,164,664	3.9%	$1,075,206	$964,157	11.5%

(A) Excludes A&H international product line which was sold in the fourth quarter of 2019.

nm - not meaningful

Fee Income
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2020	2019	Change
Property & Casualty
Service and Fee Income	$110,633	$119,376	(7.3)%
Ceding Commission Income	36,031	48,409	(25.6)%
Property & Casualty	$146,664	$167,785	(12.6)%

Accident & Health
Service and Fee Income
Group	$40,482	$30,374	33.3%
Individual	2,217	2,136	3.8%
Third Party Fee	37,825	28,502	32.7%
Total Service and Fee Income	80,524	61,012	32.0%
Ceding Commission Income	560	2,591	(78.4)%
Accident and Health	$81,084	$63,603	27.5%

Total National General	$227,748	$231,388	(1.6)%

Reciprocal Exchanges
Service and Fee Income	$1,157	$1,370	(15.5)%
Ceding Commission Income	13,714	18,534	(26.0)%
Reciprocal Exchanges	$14,871	$19,904	(25.3)%

Consolidated Total (A)	$229,746	$235,041	(2.3)%

NOTES: (A) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges in Service and Fee Income of $(12,873) and $(16,251) in 2020 and 2019, respectively.

Additional Disclosures
(1) References to operating earnings and basic and diluted operating earnings per share (“EPS”) are non-GAAP financial measures defined by the Company as net income/loss and basic and diluted earnings per share excluding after-tax net gain or loss on investments (including credit loss on investments in debt securities and foreign exchange gain or loss), earnings or losses of equity method investments (related parties), deferred tax asset impairment, non-cash impairment of goodwill and non-cash amortization of intangible assets, and any significant non-recurring or infrequent items that may not be indicative of ongoing operations. The Company believes operating earnings and basic and diluted operating EPS are relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure.
(2) Total investments includes $235,843 and $238,841 from related parties at March 31, 2020 and December 31, 2019, respectively.
(3) Other includes $1,203 and $2,391 from related parties at March 31, 2020 and December 31, 2019, respectively.
(4) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 113,708,996 shares - March 31, 2020; authorized 150,000,000 shares, issued and outstanding 113,368,811 shares - December 31, 2019.
(5) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,565,120 shares - March 31, 2020; authorized 10,000,000 shares, issued and outstanding 2,565,120 shares - December 31, 2019.
(6) Loss and loss adjustment expense ratio (loss ratio) is calculated by dividing loss and loss adjustment expense by net earned premium.
(7) Operating expense ratio is a non-GAAP financial measure defined by the Company, which is commonly used in the insurance industry. The Company calculates the ratio by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business.
(8) Combined ratio is a non-GAAP financial measure defined by the Company, which is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio(6) and the operating expense ratio (non-GAAP)(7) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss.
(9) Operating expense ratio before amortization and impairment is a non-GAAP financial measure defined by the Company, which is commonly used in the insurance industry. The Company calculates the ratio by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income, service and fee income, non-cash amortization of intangible assets and non-cash impairment of goodwill. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Management believes that this measure provides a more useful comparison to the operating expense ratio of other insurance companies involved in fewer acquisitions.
(10) Combined ratio before amortization and impairment is a non-GAAP financial measure defined by the Company, which is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio(6) and the operating expense ratio before amortization and impairment (non-GAAP)(9) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. Management believes that this measure of underwriting profitability provides a more useful comparison to the combined ratio of other insurance companies involved in fewer acquisitions. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss.
(11) Combined ratio (non-GAAP), operating expense ratio (non-GAAP), combined ratio before amortization and impairment (non-GAAP) and operating expense ratio before amortization and impairment (non-GAAP) are considered non-GAAP financial measures under applicable SEC rules. Other companies may calculate these ratios differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure.
(12) Trailing twelve month operating return on average equity is the ratio of the previous twelve months operating earnings (non-GAAP) to average shareholders’ equity for the same twelve-month period. Average shareholders’ equity is the sum of the shareholders’ equity excluding preferred stock at the beginning and end of the period divided by two. In the opinion of the Company’s management this ratio is an important indicator of how well management creates value for its shareholders through its operating activities and capital management. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of net income to operating earnings, which is the Non-GAAP component of the operating return on average equity.
(13) Combined ratio excluding losses from various weather-related events, is calculated by taking the combined ratio as defined in Note 12, and adjusting it to exclude the total net losses of $8.1 million and $12.1 million from these events for the three months ended March 31, 2020 and 2019, respectively. The Company believes this measure enhances investors’ understanding of our results by eliminating what we believe are volatile and unusual events.

Year		Combined Ratio (10)	Impact of Weather-related Events	Combined Ratio Excluding Weather-related Events (13)
2020	P&C Segment	89.9%	0.9%	89.0%

2020	Overall NGHC	87.8%	0.8%	87.0%

2019	P&C Segment	90.1%	1.6%	88.5%

2019	Overall NGHC	89.0%	1.3%	87.7%

(14) Our products in the P&C segment include personal auto, homeowners, RV/Packaged, small business auto, lender-placed insurance and other products. The personal auto product includes policies for standard, preferred and nonstandard automobile insurance. The homeowners product includes multiple-peril policies and personal umbrella coverage to the homeowner. The RV/Packaged product offers policies that include RV automatic personal effects coverage, optional replacement cost coverage, RV storage coverage and full-time liability coverage. The small business auto product offers policies that include liability and physical damage coverage for light-to-medium duty commercial vehicles. The lender-placed insurance product offers fire, home and flood products, as well as collateral protection insurance and guaranteed asset protection products for automobiles. Our products and revenue in the A&H segment include group, individual and third party fees. The group product includes revenue from our small group self-funded product. The individual product line includes revenue from our supplemental products including short-term medical, accident/AD&D, hospital indemnity, cancer/critical illness, dental and term life insurance. Third party fees include commission and general agent fees for selling policies issued by third-party insurance companies, fees generated through selling our technology products to third parties.

Investor Contact

Paul Anderson
Director of Investor Relations
Phone: 212-380-9462
Email: Paul.Anderson@NGIC.com